Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

Richmond, Va., January 28, 2021 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.25 per share of common stock. The common stock dividend amount is the same as that paid in the prior quarter and the first quarter of 2020.

Based on the Company’s common stock closing price of $33.59 on January 28, 2021, the dividend yield is approximately 3.0%. The common stock dividend is payable on February 26, 2021 to common shareholders of record as of February 12, 2021.

The Board also declared a quarterly dividend on the outstanding shares of its 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on March 1, 2021 to holders of record as of February 12, 2021.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 134 branches and approximately 155 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Middleburg Investment Services, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937